Exhibit 4.10

ALABAMA
CERTIFICATE OF INCORPORATION
OF
SOUTHERN COMPANY GAS CAPITAL CORPORATION
The undersigned, for the purpose of forming an Alabama corporation in connection with the conversion of a Nevada corporation into an Alabama corporation under the Alabama Business and Nonprofit Entities Code, Title 10A, of the Code of Alabama (1975), as amended (the “Alabama Law”), hereby files the following Certificate of Incorporation and attests that the facts stated in this Certificate of Incorporation are true and correct:
WHEREAS, Southern Company Gas Capital Corporation (the “Converting Entity”) is a Nevada corporation with Nevada Business ID NV20001419114, and the principal office of the Converting Entity is 3535 Colonnade Parkway, BIN S400 EC, Birmingham, AL 35243, and the mailing address of the principal office of the Converting Entity is 10 Peachtree Place NE, BIN GAS 119, Atlanta, GA 30309. The Converting Entity is registered to do business in Alabama with Alabama Entity ID 000-577-592;
WHEREAS, the Converting Entity converted into Southern Company Gas Capital Corporation, an Alabama corporation;
WHEREAS, the Converting Entity was formed by filing Articles of Incorporation with the Nevada Secretary of State on September 15, 2000;
WHEREAS, the conversion was approved pursuant to Chapter 8 of Alabama Law and pursuant to the governing statutes of Nevada;
NOW THEREFORE, the Certificate of Incorporation of the Alabama corporation shall be as follows:
ARTICLE I
Name
The name of this corporation (the “Corporation”) shall be Southern Company Gas Capital Corporation.
ARTICLE II
Capital Stock
2.01    The total number of shares of all classes of capital stock (“Shares”) which the Corporation shall have the authority to issue is Ten Thousand (10,000) with a par value of $0.01 per share. All of such shares shall be common stock of the Corporation.
2.02    None of the stockholders of the Corporation shall have, and each stockholder is hereby expressly denied, the preemptive right to purchase any proportion of the issuance of any class of shares according to the proportion of said stockholder’s holdings of such class of shares.

ARTICLE III
Registered Office and Agent
The location and mailing address of the Corporation’s registered office shall be 641 South Lawrence Street, Montgomery, AL 36104, and the registered agent at such address shall be Corporation Service Company Inc.
ARTICLE IV
Incorporator
The name of the Incorporator of the Corporation is Jon P. Haygood, and his address is 10 Peachtree Place NE, BIN GAS 119, Atlanta, GA 30309.

IN WITNESS WHEREOF, the undersigned, acting as the Incorporator of the Corporation, has executed this Certificate of Incorporation on this the 26th day of December, 2024.

/s/Jon P. Haygood
Jon P. Haygood
Incorporator

THIS INSTRUMENT PREPARED BY:
Monica W. Sargent
Balch & Bingham LLP
1710 Sixth Avenue North
Birmingham, Alabama 35203